Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ALLIED MOTION TECHNOLOGIES INC.

Pursuant to Section 7-110-107 of the Colorado Business Corporation Act, the undersigned Corporation hereby adopts the following Amended and Restated Articles of Incorporation.

1.             The name of the corporation is Allied Motion Technologies Inc. (the “Corporation”).

2.             The following Amended and Restated Articles of Incorporation contain an amendment to Section 9.2 that was adopted by the shareholders of the Corporation on June 10, 2010.  The number of shares voted for the amendment was sufficient for approval of the amendment.  These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.  The Board of Directors of the Corporation has adopted this restatement of the Articles of Incorporation of the Corporation, as amended, without action of the shareholders, which was not required.

3.             The text of the Articles of Incorporation shall be amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Allied Motion Technologies Inc.

ARTICLE II

The period of duration of the Corporation shall be perpetual.

ARTICLE III

The purposes for which the Corporation is organized are as follows:

1.             To manufacture, produce, prepare, process, purchase, or otherwise acquire, and to sell, market, trade, and deal in and with products of every kind and character; and to manufacture, produce, purchase, or otherwise acquire, and to sell, trade, market, and deal in and with any and all materials, machinery, appliance, or supplies proper or adapted to be used in or in connection with or incidental to the manufacture, production, processing or preparation of any of the products aforesaid.

2.             To carry on research and development of products and processes of every kind and character, including but not being limited to, carrying on investigations and experiments of all kinds, originating, developing, improving, recording and preserving any and all discoveries, inventions, processes, formulae and improvements.

3.             To purchase or otherwise acquire, and to own, hold, maintain, work, develop, sell, convey, mortgage, lease, or otherwise dispose of, without limit as to amount, and in any part of the world, real, personal, and mixed property, and any interests and rights therein.

4.             To adopt, apply for, obtain, register, produce, take, purchase, exchange, lease, hire, acquire, secure, own, hold, use, operate, contract, or negotiate for, take licenses or other rights in respect of, sell, transfer, grant licenses and rights in respect of, manufacture under, introduce, sell, assign, collect the royalties on, mortgage, pledge, create liens upon, or otherwise dispose of, deal in, and turn to account, letters patent, patents, patent rights, patents applied for or to be applied for, and all improvements and processes used in connection with or secured under such patents or patent rights, trade-marks, trade names and symbols, distinction marks and indications of origin and ownership, copyrights, syndicate rights, inventions, discoveries, devices, machines, improvements, licenses, processes, data, and formulae of any and all kinds granted by, or recognized under or pursuant to laws of the United States of America, or of any other country or countries whatsoever and with a view to the working and development of same, to carry on any business, whether manufacturing or otherwise, which the Corporation may think calculated directly or indirectly to effectuate these objects or any lawful corporate object.

5.             To purchase, lease, exchange, hire, or otherwise acquire, to take, own, use, and hold, and to sell, convey, mortgage, lease or otherwise dispose of any rights, privileges, permits, or franchises suitable or convenient for any of the purposes of the business, including all rights-of-way, easements, franchises, and rights thereto, and to deal in and with the same in every way.

6.             To acquire the good will, rights, and property of any kind, and to undertake the whole or any part of the assets, tangible or intangible, or liabilities of any person, firm, association, or corporation useful, necessary, or convenient in connection with the purposes of this Corporation; to become a member of any partnership, or party to any lawful agreement for sharing profits, or to any union or existing agreement for reciprocal concession, joint adventure, or cooperation, or mutual trade arrangements with any person, firm, association, or corporation engaged in or about to engage in any business which this Corporation is authorized to engage in or carry on, or which is engaged in or about to engage in any business or transaction capable of being conducted so as directly or indirectly to benefit this Corporation, and to lend money, subsidize, or otherwise assist any such person, firm, association of which any stocks, bonds, or other evidences of indebtedness, or securities are held, directly or indirectly, by, this Corporation, and for this purpose to guarantee the contracts, dividends, stocks, bonds, notes and other obligations of such other corporations or associations; and to do any other acts or things designed to protect, preserve, improve, or enhance the value of such stocks, bonds or other evidences of indebtedness or securities.

7.             To carry on any other business or activity which may be carried on by corporations organized under the statutes of the State of Colorado.

8.             To do everything necessary, proper, advisable, or convenient for the accomplishment of the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith which are not forbidden by the statutes of the State of Colorado, by any other law, or by these Articles of Incorporation.

9.             To carry out the purposes hereinabove set forth in any state, territory, district, possession, or dependency or any political subdivision thereof, of the United States of America, or in any foreign country, colony or political subdivision thereof, to the extent that such purposes are not forbidden by the law of such state, territory, district, possession or dependency, or political subdivision thereof, of the United States of America or by such foreign country, colony or political subdivision thereof.

ARTICLE IV

In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado.  In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE V

The Corporation shall have the authority to issue 55,000,000 shares of capital stock, comprised of 5,000,000 shares of Preferred Stock, each of which shall have a par value of $1.00 per share, and 50,000,000 shares of Common Stock without par value.

The holders of the shares of capital stock shall not have any preemptive right to acquire unissued or treasury shares of capital stock or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.  There shall be no cumulative voting of any shares of capital stock with respect to the election of directors.  The Corporation shall have the right to restrict the transfer of any or all shares of capital stock at the time of issuance, or thereafter with the consent of the holder or holders of the shares to be restricted, the terms of said restriction to be clearly legended on the certificate or certificates representing such shares and set forth in the stock transfer records of the Corporation.

A statement of the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon the shares of each class of capital stock, except as the Board of Directors of the Corporation is herein authorized to determine by resolution, are as follows:

A.            COMMON STOCK

1.             Voting Rights.  Except as expressly provided by law, or as otherwise provided in Part B below, or by resolution of the Board of Directors pursuant to the authority granted under Part B below, all voting, rights shall be vested in the holders of the Common Stock.  Each holder of Common Stock shall be entitled to one vote for each share held on each matter to be voted on by the shareholders of the Corporation, except as otherwise provided in these Articles or by law.

2.             Dividends.  After all accumulated and unpaid dividends required to be paid upon any shares of Preferred Stock for all previous dividend periods shall have been paid, and sums sufficient for full payment of the dividends on all shares of Preferred Stock declared for the then current dividend period have been set apart, and after or concurrently with the setting aside of any and all amounts then required to be set aside for any sinking fund obligation or obligation of a similar nature in respect of any series of Preferred Stock, then and not otherwise, and subject to any other applicable provisions of Part B hereof, dividends may be declared upon and paid to the holders of the Common Stock, to the exclusion of the holders of the Preferred Stock.  No other restriction shall be applicable to payment of dividends on the Common Stock of the Corporation.

3.             Rights Upon Liquidation.  In the event of voluntary or involuntary liquidation or dissolution of the Corporation, after payment in full of all amounts required to be paid to the holders of the Preferred Stock, the holders of the common Stock shall be entitled, to the extent not otherwise limited by the terms of any series of Preferred Stock then outstanding, to share ratably in all remaining assets of the Corporation.

B.            PREFERRED STOCK

1.             General.  The Board of Directors shall have authority, by resolution, to divide any or all of the shares of Preferred Stock into, and to authorize the issuance of, one or more series and with respect to each such series to establish and, prior to issuance, to determine and fix:

(a)           a distinguishing designation for such series and the number of shares comprising such series, which number may be increased or decreased form time to time (but not below the number of shares then outstanding) by action of the Board of Directors;

(b)           the rate and times at which and the other conditions upon which dividends on the shares may be declared and paid or set aside for payment, whether dividends shall be cumulative, and the date from which any dividends shall accrue;

(c)           whether or not the shares shall be redeemable and, if so, the price and the terms and conditions of such redemption;

(d)           the amounts payable by preference or otherwise upon shares in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation;

(e)           whether any shares shall be redeemed through sinking fund payments and, if so, on what terms;

(f)            whether the shares shall be convertible or exchangeable, and, if so, the terms and conditions of such conversion or exchange;

(g)           whether or not the shares shall have voting rights, including the right to vote as a class on designated matters such as, but not by way of limitation, the merger, consolidation or sale of substantially all the Corporation’s assets, or the approval of designated action by a greater than two-thirds affirmative vote, and, if so, the terms and conditions thereof and any limitations thereon.

In the resolution establishing a new series of Preferred Stock, the Board of Directors may provide for any other relative powers, preferences, rights, qualifications, limitations and restrictions of such series as are consistent with the rights of all outstanding shares of capital stock, with all other provisions of this Article V, and with Colorado law.

All shares of Preferred Stock of all series shall be identical except as to the above mentioned rights and preferences which the Board of Directors is authorized as aforesaid to fix and determine.  Except to the extent that the resolution of the Board of Directors establishing a particular series shall otherwise provide, in the event amounts payable upon liquidation of all series are not paid in full, all shares of Preferred Stock of all series having a liquidation preference shall participate ratably in any distribution in accordance with the sums which would be payable on such distribution if all sums payable thereon to holders of all shares of Preferred Stock were discharged in full.

Shares of Preferred Stock of any series redeemed, purchased or otherwise acquired may be cancelled by the Board of Directors and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

ARTICLE VI

The cumulative system of voting shall not be used for any purpose.

ARTICLE VII

No holder of any of the shares of the capital stock of the Corporation shall be entitled as of right to purchase or subscribe for any unissued or treasury shares of the Corporation of any class or for any additional shares of the Corporation of any class to be issued by reason of any increase of the authorized shares of the Corporation of any class, or for any bonds, certificates of indebtedness, debentures, or other securities, rights, warrants or options convertible into shares of the Corporation of any class or carrying any right to purchase shares of the Corporation of any class.

ARTICLE VIII

No contract or other transaction between the Corporation and any other person, firm, partnership, corporation, joint venture or syndicate shall be in any way affected or invalidated by the fact that any director of the Corporation is pecuniarily or otherwise interested in, or is a director, officer, shareholder, employee or member of such other firm, partnership, corporation, joint venture or syndicate, if such contract shall be authorized, approved or ratified by the affirmative vote of the majority of the directors of the Corporation present who are not so interested.  Any director individually, or any firm, partnership, joint venture or syndicate of which any director is a partner or in any way interested, may be a party to or may be interested in any contract or transaction of the Corporation provided that such interest is disclosed or known to the Board of Directors, or a majority thereof, and provided, further, that such contract or transaction is authorized, approved or ratified by the affirmative vote of at least a majority of the directors of the Corporation present who are not so interested.  Interested directors may be counted when present at meetings of the Board of Directors for the purpose of determining the existence of a quorum.

ARTICLE IX

9.1           Number.  The business and affairs of the Corporation shall be managed by a Board of Directors.  The authorized number of directors of the Corporation may be stated in or fixed in accordance with the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the general laws of the State of Colorado now or hereafter in force.

9.2           Election of Directors.  Except as provided in the Company’s Bylaws with respect to the election of a Director to fill a vacancy in the Board of Directors, each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any shareholder meeting held for the election of directors at which a quorum is present, or an adjournment thereof; provided, however, that if as of the date that is ten days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission with respect to a shareholder meeting the number of nominees for election as a Director is greater than the number of directors to be elected, then the Directors shall be elected at the meeting by the vote of a plurality of the shares represented in person or by proxy at that meeting and entitled to vote on the election of Directors.  For purposes of this Section, a majority of the votes cast means the number of shares voted “for” a Director exceeds the number of votes cast “against” the Director.  Broker non-votes and abstentions will not be considered votes cast at the shareholder meeting and will be excluded in determining the number of votes cast at the shareholder meeting.  Each Director shall hold office for the term for which he is elected and until his successor has been elected and qualified.

9.3           Removal.  The entire Board of Directors or any lesser number may be removed, with or without cause, by a vote of at least two-thirds of the shares then entitled to vote at an election of directors.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in, or to add any provisions to, its Articles of Incorporation from time to time, in any manner now or hereafter prescribed or permitted by the provisions of the statutes of the State of Colorado, and all rights and powers conferred upon directors and shareholders hereby are granted subject to this reservation.

ARTICLE XI

No director of the Corporation shall have any liability to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code, as amended from time to time.  Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XII

12.1         Vote Required for Certain Business Combinations.  The affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event the affirmative vote of not less than two-thirds of the shares of each class of shares entitled to vote thereon as a class, and of the total shares entitled to be voted thereon, shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation; provided, however, that the two-thirds voting requirement shall not be applicable and the affirmative vote of the holders of not less than a majority of the shares entitled to vote thereon shall be required, unless any class of shares is entitled to vote thereon as a class, in which event the affirmative vote of not less than a majority of the shares of each class of shares entitled to vote thereon as a class, and of the total shares entitled to be voted thereon, shall be required if the “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote have expressly approved such Business Combination.

12.2         Definition.  Certain words and terms as used in this Article XII shall have the meanings given to them by the definitions and descriptions in this Section.

(a)           Business Combination.  The term “Business Combination” shall mean (i) any merger, consolidation or share exchange of the Corporation or a Subsidiary of the Corporation with another party, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a Subsidiary of the Corporation) or of a Subsidiary of the Corporation to another party, (iii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of another party to the Corporation or a Subsidiary of the Corporation, (iv) the issuance or transfer by the Corporation or any Subsidiary of the Corporation of any securities of the Corporation or a Subsidiary of the Corporation to another party, (v) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the voting power of any other party with respect to Voting Stock of the Corporation, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; provided, however, the term Business Combination shall not include (except for purposes of the definition of Continuing Directors) any such transaction if the approval of such transaction by shareholders of the Corporation is not then required under Colorado law and the Continuing Directors of the Corporation by at least a two-thirds vote have expressly approved or ratified the transaction, and provided, further, the term Business combination does not include a distribution of property in kind (including securities of the Corporation or of a Subsidiary of the Corporation) pro rata to the Corporation’s shareholders.

(b)           Voting Stock.  The term “Voting Stock” shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(c)           Continuing Director.  The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Corporation became involved in a Business Combination.

(d)           Substantial Part.  The term “Substantial Part” shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

(e)           Subsidiary.  The term “Subsidiary” shall mean, with reference to any entity, any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned directly or indirectly, by such entity, or otherwise controlled by such entity.

12.3         Determination by the Continuing Directors.  In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors.  Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its shareholders.

IN WITNESS WHEREOF, Allied Motion Technologies Inc. has caused these Amended and Restated Articles of Incorporation to be duly executed as of the 10th day of June, 2010.

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ Susan M. Chiarmonte

Susan M. Chiarmonte
Vice President, Secretary and Treasurer